UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2010

ANGELES PARTNERS X

(Exact name of Registrant as specified in its charter)

            California                0-10304                 95-3557899

      (State or other jurisdiction (Commission            (I.R.S. Employer

           of incorporation)        File Number)        Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

Angeles Partners X, a California limited partnership (the “Registrant”), owns a 99% interest in Carriage APX, a Michigan limited partnership (the “Partnership”).The Partnership owned Carriage Hills Apartments (“Carriage Hills”), a 143-unit apartment complex located in East Lansing, Michigan. As previously reported, on October 18, 2010 (the “Effective Date”), the Partnership entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, DTN Development Group, Inc., a Michigan corporation, which was assigned to Carriage Hill Meridian, LLC, a Michigan limited liability company (the “Purchaser”), to sell Carriage Hills to the Purchaser for a total sales price of $7,100,000.

On December 28, 2010, the Partnership and the Purchaser entered into a Third Amendment to the Purchase and Sale Contract (the “Third Amendment”) pursuant to which the closing date was accelerated from December 30, 2010 to December 28, 2010.  In accordance with the Third Amendment, the Partnership sold Carriage Hills on December 28, 2010 to the Purchaser for a total sales price of $7,100,000.  Carriage Hills was the Partnership’s sole investment property.

This summary of the terms and conditions of the Third Amendment is qualified in its entirety by reference to the Third Amendment, a copy of which is attached hereto as an exhibit.

In accordance with the terms of the Registrant’s partnership agreement, the Registrant’s general partner is currently evaluating the cash requirements of the Registrant to determine what portion of the net sales proceeds will be available to distribute to the Registrant’s partners.

Item 9.01   Financial Statements and Exhibits

(c)   Exhibits

10.29       Third Amendment to Purchase and Sale Contract between Carriage APX, a Michigan limited partnership and Carriage Hill Meridian, LLC, a Michigan limited liability company, dated December 28, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGELES PARTNERS X

By:  Angeles Realty Corporation

General Partner

By:   /s/Stephen B. Waters

Stephen B. Waters

Senior Director of Partnership Accounting

Date: December 30, 2010